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                                                                    EXHIBIT 3.17

   [Translation into English of the by-laws of General de Cable de Mexico del
                              Norte, S.A. de C.V.]

                                     CLAUSES

         FIRST. The parties organize a variable capital corporation pursuant to the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) whose name shall be "GENERAL DE CABLE DE MEXICO DEL NORTE, S.A. DE C.V." or their abbreviation "S.A. de C.V."

         SECOND. The company shall have as its purpose: To buy, sell, import, export, the manufacture, assembly, production, attachment, welding, modeling, joining, separation and repair of covered or uncovered cable harness, different types of connectors for the radio telecommunications industry, telecommunication automotive industry, electric connectors, integrated circuits, diodes, transistors, fuses, the manufacturing of copper, aluminum and plastic cables and cables made from other materials. The acquisition of personal and/or real property necessary for the achievement of the corporate purposes of the company. The execution and performance of all acts, agreements and other type of steps necessary in order for the company to fulfill its functions and to achieve its corporate purposes.

The company may grant, draw, issue, accept, endorse, certify or, by any other legal manner, to subscribe, including as jointly obligor, all kind of negotiable instruments provided by law, including the issuance of obligations or any other kind of securities.

Likewise, the company may receive or grant loans and may enter into all kind of loan agreements and may grant all kind of collaterals, including real or personal guaranties, being able to carry out all kind of acts, within Mexico or abroad, including acts of domain, civil, commercial or any kind of agreements, whether principal or accessory, or any other kind of agreements permitted by law. The company shall be able to secure obligations of the company and third parties' obligations, whether as guarantor or in any other form, including as joint obligor.

         THIRD. The domicile of the company shall be Piedras Negras, Coahuila.

         FOURTH. The duration of the company shall be ninety nine (99) years from the date hereof.

         FIFTH. "Any alien who upon the incorporation or at any time thereafter acquires an interest or participation in the company, shall thereby be considered as a Mexican (national of Mexico) as regards such interest or participation, and agrees not to invoke the protection of its government under penalty, in case of failure to comply with this agreement, of forfeiting such interest or participation to the Mexican nation."

         SIXTH. The fixed minimum portion of the corporate capital of the corporation shall be the amount of Mx$10,000,000.00 (Ten million Pesos 00/100 lawful currency of Mexico) represented by 1,000 (One thousand) shares, with a par value of $10,000.00 (Ten thousand Pesos 00/100, lawful currency of Mexico) each. The maximum portion of the capital of the corporation shall be unlimited. The capital has been subscribed and paid in the following manner:

          Shareholder                                 Shares           Value
GK Technologies Incorporated                            996       $ 9,960,000.00
Philadelphia Insulated Wire Comp.                         1       $    10,000.00
General Cable Corporation                                 1       $    10,000.00
General Cable International                               1       $    10,000.00
   Operations Limited
GK Trucking Corp.                                         1       $    10,000.00

Total:                                                1,000       $10,000,000.00

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The price of the shares which are subscribed and paid herein, is received by the
Treasurer of the Company.

         SEVENTH. The corporate capital may be increased and reduced pursuant to the provisions of these bylaws, in the event of an increase, the shareholders of the company shall have the preemptive right to subscribe the new shares.

         EIGHTH. The share certificates shall be signed by the President and Treasurer of the Board of Directors of the company, shall include the information required by Article 125 (One Hundred and Twenty Five) of the General Law of Commercial Companies, and shall have dividend coupons attached for the payment of dividends and shall include a transcription of Clause Fifth of this bylaws.

         NINTH. The Board of Directors or its President shall be entitled to issue provisional and definite share certificates, covering one or more shares, as well as to exchange any certificates previously issued and to issue 1 (one) or more new certificates, provided that the total number of shares covered by such 1 (one) or more new certificates equals the total number of shares covered by the certificates exchanged.

         TENTH. In case of loss, misplacement or destruction of any permanent share certificate, the Board of Directors or the President of the Board of Directors may, at its sole discretion, resolve the issuance of a duplicate certificate or a subsequent certificate, subject to delivery of a Guaranty in the amount and on the terms considered necessary by the Board of Directors pursuant to the applicable laws. The duplicates of the share certificates issued shall state that in the event the original replaced share certificate is found, then such duplicates shall become invalid.

         In case of loss, misplacement or destruction of any dividends coupon, the Board of Directors or its President may resolve the payment of the corresponding dividends subject to the fulfillment of the requirements set forth in this clause for the replacement of share certificates.

         ELEVENTH. The management of the company shall be entrusted to a Board of Directors, composed by individuals who may or may be not shareholders of the Company, and who shall occupy the following positions: President, Vice-President, Secretary, Treasurer and three Assistants. Members and alternates of the Board of Directors shall be appointed for each of those positions. In the absence of any member of the Board of Directors, alternates may take care of those issues considered by these bylaws as reserved to the Board of Directors, by adopting the corresponding resolutions without any limitation. Said Board of Directors shall have the broadest legal authority corresponding to attorneys-in-fact with faculties for lawsuits and collections and acts of administration, pursuant to articles 2,448 of the Civil Code for the State of Coahuila and article 2,554 of the Civil Code for the Federal District which reads as follows:

"In all general powers of attorney for lawsuits and collections, a recital that it is granted with all general and special powers which by law require a special grant, shall be sufficient so that the power of attorney shall be understood to have been granted without limitation.

In general powers of attorney for the administration and management of property, a recital that it is conferred for this purpose shall be sufficient to confer upon the attorney-in-fact full and ample power of administration.

In general powers of attorney for the execution of acts of domain (ownership), a recital that it is granted for this purpose shall be sufficient to confer upon the attorney in fact all of the powers of the owner over the property in question, including the power to take all measures necessary for the protection and defense thereof.

When it is desired to limit the power of attorney in the above mentioned three instances, such limitation shall be expressly set forth, or a special power of attorney shall be granted. The notaries shall insert this article in the public instruments containing the power of attorney granted before them."

         TWELFTH. The President of the Board of Directors shall represent the company before all kind of authorities.

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         THIRTEENTH. The President of the Board of Directors shall be the executive body of said Board, and shall have as its duty to supervise the execution of the Board of Directors' resolutions; shall act as president of the ordinary and extraordinary shareholders' meetings with the assistance of the Secretary; shall represent the company with the same faculties granted to the Board of Directors; the President may subscribe, endorse and negotiate all kind of negotiable instruments on behalf of the Company and to carry out all transactions, within the same gender, described in article 3 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito). To execute, together with the Secretary of the Board, the minutes of the Board and shareholders' meetings, as well as any certificates or statements in connection with the company.

         FOURTEENTH. The Secretary of the Company shall be responsible for the board of directors' meetings minutes book and documents related to these bylaws, its amendments and additions; to draft the minutes of the Board of Directors meetings and the ordinary and extraordinary shareholders' meetings; to draft the attendance list for each of the shareholders' and Board of Directors' meetings; to maintain under its custody all documents regarding the Board of Directors and Shareholders meetings and execute the notices for said meetings and shall carry out all steps necessary in order to hold all shareholders' meetings, whether ordinary or extraordinary.

         FIFTEENTH. The Treasures of the Company shall have the following duties:

I. To receive and make the payments corresponding to the Company and to the shareholders;

II. To supervise all funds received by the Company and to keep the accounting records required; and

III.     All other duties pursuant to the law and these bylaws.

         SIXTEENTH. The absence or inability of the President shall be covered by the Secretary, whose absence or inability shall be covered by the Treasures, whose absence or inability shall be covered by the person appointed by the shareholders' meeting, which persona shall have all the powers and obligations corresponding to the covered member of the Board pursuant to these bylaws.

         SEVENTEENTH. The Board of Directors shall adopt its resolutions by majority, and the President shall have tie-breaking vote. In any Board of Directors' meeting a quorum shall exist with the presence of at least 3 of its members.

         EIGHTEENTH. The shareholder(s) holding twenty five percent (25%) of the outstanding shares of the company shall have the right to appoint one member of the Board of Directors in accordance with the terms contained in article 144 (one hundred and forty four) of the General Law of Commercial Companies.

         NINTEENTH. The direct administration of the Company shall be entrusted to 1 or 2 Managers, who shall have the powers conferred upon them in their appointment.

         TWENTIETH. The members of the Board of Directors, upon their appointment, shall deposit a share in the company's treasury to secure the faithful performance of their duties or, if not possible, the price corresponding to one share. Either the price corresponding to 1 share or one share has been deposited in the Treasury of the company by the members of the Board of Directors in order to secure the faithful performance of their duties.

                            SURVEILLANCE OF THE COMPANY

         TWENTY FIST. The surveillance of the company shall be entrusted to 1
(one) Examiner to be appointed by the General Shareholders Meeting. The Examiner may or may not be shareholder of the Company. Upon its appointment, an in order to guarantee the faithful performance of their respective duties, the Examiner shall deposit in the treasury of the Company one share or its corresponding nominal value in

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cash, or may deliver a bond for said amount. The Examiner shall remain in office for two years and may be reelected.

         TWENTY SECOND. In case of absence of the Examiner, the person appointed by the Shareholders Meeting as alternate examiner shall substitute the Examiner.

         TWENTY THIRD. The Examiner shall have the powers and obligations set forth in article 166 of the General for Commercial Companies and the consideration approved by the Shareholders Meeting.

         TWENTY FOURTH. The Shareholders Meeting is the supreme governing authority of the company and legally convened shall represent all shareholders, and its resolutions shall be binding on all shareholders, including absent or dissenting shareholders.

         TWENTY FIFTH. The decisions and resolutions of the Shareholders Meetings shall be transcribed in minutes which shall be prepared by the President and the Secretary of the Shareholders Meetings.

         TWENTY SIXTH. The Shareholders Meetings shall be ordinary and extraordinary. Extraordinary Shareholders Meetings shall be those called to deal with any of the matters contained in article 182 of the General Law of Commercial Companies, and ordinary Shareholders Meetings shall be those called to deal with any other matter.

         TWENTY SEVENTH. Ordinary Shareholders Meetings shall be called at least once each year within the first 3 months immediately following the close of the fiscal year of the company, and pursuant to article 181 of the General Law of Commercial Companies and shall address the following matters:

    I. To discuss, approve or modify the Board of Directors' report, after being read by the Examiner and after all necessary measures have been taken.

    II. The appointment of the members of the Board of Directors and the Examiner.

    III. The determination of the consideration to be paid to the officers of the Company.

    IV.      The distribution of dividends.

         TWENTY NINTH. The first fiscal year shall commence on the date of incorporation of the company and shall end on December 31, 1990 and all subsequent fiscal years shall commence on January 1, and shall end on December 31 of each year.

         TWENTY NINTH. The Shareholders Meetings shall be called by the Board of Directors or by the Examiner, however; the shareholder or shareholders representing at least 40% of the outstanding capital stock of the Company may request, in writing, the Board of Directors or the Examiner to call for a General Shareholders Meeting in order to address the matters contained in their petition. The holder of 1 share may be entitled to make the same request in the events described in article 185 of the General Law of Commercial Companies.

         THIRTIETH. Any notice convening a shareholders<180> meeting shall include an agenda for the meeting, shall be published in one occasion in a daily newspaper of large circulation of the domicile of the corporation and shall be signed by the person who made it.

         THIRTY FIRST. The notice's publication requirement may be dispensed and its absence shall not cause the nullity of the meeting in the following events:

         I. If the shareholders meeting is convened in continuance of a previous meeting, provided that the day and hour for said meeting were agreed during the first meeting, and provided that only the matters included in the original agenda are discussed.

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         II.      If shareholders owing all of the stock entitled to vote at such meeting are present at the moment of voting and the attendance list is signed by all shareholders present at the Meeting.

         THIRTY SECOND. The members of the Board of Directors and the Examiner shall abstain from voting in the events provided by the applicable laws, provided that if their votes are necessary in order for a quorum to exist, the resolutions shall be validly adopted if approved by the majority of the shares represented with voting rights.

         THIRTY THIRD. For a quorum to exist at Shareholders Meeting held upon first call, at least 90% of the capital stock must be represented. If on the date appointed for the meeting said number of shareholders are not present, the call must be repeated, and the meeting shall be validly convened with the presence of any number of shares, and the resolutions shall be adopted with the affirmative vote of any number of shares, provided that matters not included in the agenda for the first call may not be addressed in the meeting held on second call.

         THIRTY FOURTH. The provisions contained in clause Thirty Third are not applicable to Extraordinary Shareholders Meetings, in which case, the presence of a number of shareholders necessary in order for resolutions to be adopted with the affirmative vote of at least 75% (seventy-five percent) at first or subsequent call must be required.

         THIRTY FIFTH. The meetings shall be presided by the President of the Board of Directors or, in his absence, by the person elected by the meeting.

                 Balance

         THIRTY SIXTH. A balance sheet shall be prepared each year pursuant to the following general basis:

    I.       The balance shall indicate the capital stock of the Company.

    II. The balance shall indicate the accounts indicating the assets and liabilities of the Company.

         THIRTY SEVENTH. The balance sheet shall be prepared by the Board of Directors within 2 (two) months following the termination of each fiscal year. The balance sheet shall be submitted to the Examiner for its review. The Examiner shall return the balance sheet, after making all pertinent observations, within the next 15 (fifteen) days. Once the Examiner returns the balance sheet, the Board of Directors shall deliver the Examiner and shall submit to the shareholders meeting the supporting information together with a management report.

         THIRTY EIGHTH. The earnings of the Company shall be distributed as follows:

    I. Five percent of the earnings shall be separated in order to constitute the legal reserve fund until such reserve equals at least one-fifth of the corporate capital.

    II. The amount determined by the Shareholders Meeting shall be applied as consideration to the members of the Board of Directors and Examiner.

    III. The amount determined by the Shareholders Meeting shall be applied to constitute one or more reserve funds.

    IV. The amount remaining shall be distributed among all the shareholders of the Company. The dividends shall be paid at when the Company has funds.

         THIRTY NINTH. Losses, if any, shall be offset with the reserve funds; and if necessary against all shares proportionally to the limit of their nominal value.

         FORTY. The corporation shall be dissolved in the following cases:

    I. By resolution of the Shareholders Meeting adopted in an Extraordinary Shareholders Meeting.

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    II.      In the event the Company loses half of its corporate capital stock.

         FORTY FIRST. The founder shareholders do not reserve themselves any participation in the company in their character as founders.

         FORTY SECOND. The Shareholders Meeting approving the dissolution of the Company shall appoint the liquidators by majority, and if such appointment is not made by the Meeting, the liquidators shall be appointed by the competent Civil Judge upon request of any shareholder.

         FORTY THIRD. Subject to the specific instructions of the Shareholders Meeting, the liquidation process shall be subject to the following basis:

    I.       General Report and Inventory.

    II. Termination of all pending agreements of the Company in terms beneficial to the creditors and shareholders.

    III.     Collect all credits and payment of all debts.

    IV. The sale of all the real estate properties of the Company, and the use of all proceeds obtain to the liquidation purposes.

                       Bylaws

         FORTY FOURTH. The provisions contained in the preceding clauses, and all applicable provisions of the General Law of Commercial Companies shall constitute the bylaws of the Company which shall be governed by said bylaws.

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